SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

Altera Corporation ("ALTERA") and Scott Bibaud ("EMPLOYEE") desire to enter into an agreement providing economic assistance to EMPLOYEE in connection with the termination of his employment and covering other matters relating to the cessation of EMPLOYEE's employment with ALTERA.
Accordingly, for and in consideration of the commitments set forth herein, EMPLOYEE and ALTERA agree as follows:

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1.Termination of Employment. EMPLOYEE's employment with ALTERA will cease effective the close of business on 1 August 2014 (the "Termination Date"). The Termination Date shall be considered the termination date of EMPLOYEE's employment with ALTERA, and EMPLOYEE shall not be considered an employee of ALTERA after the Termination Date for any purpose. If ALTERA deems necessary, on the Termination Date, EMPLOYEE agrees to execute a full release of claims identical to the release set forth in paragraphs 4 and 5 herein, a copy of which is attached hereto as Exhibit A.
2.Benefits. Subject to the terms of this Agreement, ALTERA agrees to provide EMPLOYEE with the following benefits.
(a)    EMPLOYEE shall receive a check for $385,000.00, less applicable taxes in accordance with ALTERA's payroll practices, which is equal to 52 weeks of EMPLOYEE’s present rate of pay of $385,000.00 per year payable upon the later of: (A) the Effective Date (as defined below) or (B) such later date required by Section 4.; and
(b)    If Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Employee and Employee’s eligible dependents, then the Company will pay the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Employee’s termination) until the earlier of (A) a period ending on the last day of the month that is twelve (12) months from the date of termination or (B) the date upon which Employee and/or Employee’s eligible dependents become eligible for insurance coverage from a new employer. In order to obtain the benefit of the Company’s payment of COBRA premiums, Employee must first advise the Company’s COBRA administrator, COBRA Management Services, LLC (“CMS”) or such other COBRA administrator chosen by Company, that Employee wishes to sign up for COBRA. The Company will provide Employee with contact information for the Company’s COBRA administrator at the time that Employee’s employment is terminated. Employee agrees to advise the Company immediately should Employee obtain new employment within the period encompassing the COBRA payments.

(c)    ALTERA agrees to pay for outplacement services for EMPLOYEE as provided by Lee Hecht Harrison, up to a maximum of $8,000.00. ALTERA shall pay all applicable fees directly to Lee Hecht Harrison.

3.    Consideration. EMPLOYEE acknowledges that, prior to execution of this Agreement, he was not entitled to receive the benefits and monies paid under Paragraph 2 hereof, and that payments made under this Agreement constitute valid consideration for the release of claims hereunder.
4.    Section 409A.
(a) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Employee, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Employee has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Employee, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Employee has a “separation from service” within the meaning of Section 409A.
(b) It is intended that none of the severance payments under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 4(d) below or resulting from an involuntary separation from service as described in Section 4(e) below. However, any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Employee’s separation from service, or, if later, such time as required by Section 4(c). Except as required by Section 4(c), any installment payments that would have been made to Employee during the sixty (60) day period immediately following Employee’s separation from service but for the preceding sentence will be paid to Employee on the sixtieth (60th) day following Employee’s separation from service and the remaining payments will be made as provided in this Agreement.
(c) Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Employee’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee

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dies following Employee’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
(d) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause 4(a) above.
(e) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause 4(a) above.
(f) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Employee under Section 409A.
(g) Section 409A Limit. “Section 409A Limit” will mean two (2) times the lesser of: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Employee’s taxable year preceding the Employee’s taxable year of Employee’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.
5.    Release.
(a)EMPLOYEE, his representatives, heirs, successors, and assigns, do hereby completely release and forever discharge ALTERA, its affiliate and subsidiary corporations, and their shareholders, officers, directors, agents, employees, attorneys, successors, and assigns (referred to hereinafter collectively as "COMPANY") from all claims, rights, demands, actions, obligations, liabilities, and causes of action of any and every kind, nature, and character whatsoever, known or unknown, which EMPLOYEE may now have or has ever had against the COMPANY including, without limitation, those arising from or in any way connected with the employment of EMPLOYEE by ALTERA or termination thereof, whether based on tort, contract or any federal, state or local law, statute or regulation, including without limitation any claims EMPLOYEE may have under the federal Age Discrimination Act (29 U.S.C. § 621, et seq.), Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), the Worker Adjustment and Retraining Notification ("WARN") Act or any comparable state laws, or the California Fair Employment and Housing Act (Gov’t Code § 12900 et seq.) (the "Released Claims").  The parties intend for the foregoing release to be enforced to the fullest extent permitted by law. EMPLOYEE understands that he is not waiving any right or claim that cannot be waived as a matter of law, such as workers’ compensation or unemployment insurance benefits.
(b)    EMPLOYEE agrees not to file or initiate any lawsuit concerning the Released Claims. EMPLOYEE understands that this Agreement does not prevent him from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that EMPLOYEE hereby waives any right to receive any monetary award resulting from such a charge or investigation.
6.    Acknowledgement of Waiver of Claims under ADEA. EMPLOYEE acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. EMPLOYEE acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which EMPLOYEE was already entitled prior to his execution of this Agreement. EMPLOYEE further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has up to twenty-one (21) days within which to consider this Agreement, which such consideration period shall terminate upon his execution of this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired.
7.    Civil Code Section 1542. It is understood and agreed that this is a full and final release covering all known, unknown, anticipated, and unanticipated injuries, debts, claims, or damages to EMPLOYEE which may have arisen or may be connected with the employment of EMPLOYEE

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by ALTERA or the termination thereof. EMPLOYEE hereby waives any and all rights or benefits that he may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
In that regard, EMPLOYEE hereby acknowledges that he may have sustained losses which are presently unknown or unsuspected, that such damages and other losses as were sustained may give rise to additional complaints, actions, causes of action, claims, demands and debts in the future. Nevertheless, EMPLOYEE acknowledges that this Release has been negotiated and agreed upon in light of this realization and, being fully aware of this situation, EMPLOYEE nevertheless intends hereby to release, acquit and forever discharge the COMPANY from any and all such unknown claims including damages which are unknown or unanticipated.
8.    Proprietary Information. Following the Termination Date, EMPLOYEE shall continue to maintain the confidentiality of all confidential and proprietary information of ALTERA and shall continue to comply with the terms and conditions of the Employment, Confidential Information and Invention Assignment Agreement between EMPLOYEE and ALTERA. EMPLOYEE understands and agrees that he has an obligation to preserve as confidential all proprietary, technical and business information pertaining to ALTERA, its customers, suppliers, distributors, and other companies whose information ALTERA has agreed to keep confidential and to which EMPLOYEE had access during his employment. In addition, EMPLOYEE agrees to promptly return to ALTERA all of ALTERA's property and confidential and proprietary information in his possession.
9.    Cooperation.    EMPLOYEE agrees to perform promptly, all acts deemed necessary or desirable by ALTERA to assist and cooperate with it, at its expense, any matter relating to EMPLOYEE’s employment with ALTERA, including, but not limited to, government filings and investigations, disclosing information, executing documents, and participating in any legal proceedings.
10.    No Admission of Liability. It is understood and agreed that the furnishing of the consideration of this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by ALTERA. Liability for any and all claims is expressly denied by ALTERA.
11.    Arbitration. IN CONSIDERATION OF THE BENEFITS PROVIDED TO EMPLOYEE UNDER THIS AGREEMENT AND CONCURRENT WITH THE EXECUTION OF THIS AGREEMENT, I HAVE ENTERED INTO THE ARBITRATION AGREEMENT ATTACHED HERETO AS EXHBIIT B.
12.    Entire Agreement. EMPLOYEE and ALTERA agree that they have had the opportunity to be represented in the negotiation of this Agreement by individuals of their own choosing, that they have read the Agreement and fully understand its legal effect, that the Agreement, including the Employment, Confidential Information and Invention Assignment Agreement between EMPLOYEE and ALTERA, contains all of the promises and represents the entire agreement that they have made, and that they are entering into this Agreement freely and not on the basis of promises which are not stated in this Agreement. EMPLOYEE specifically acknowledges that he has been advised to consult an attorney regarding the terms of this Agreement.
13.    Effective Date. This Agreement is on the eighth (8th) day after it has been signed by both parties.
14.    Severability. In the event any term of this Agreement shall be found to be null or void, the remaining terms shall continue to have full force and effect.
15.    Governing Law. This Agreement shall be governed by the laws of the State of California.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

ALTERA CORPORATION		SCOTT BIBAUD
By	/s/ KEVIN LYMAN	By	/s/ SCOTT A. BIBAUD
Printed Name	Kevin Lyman	Printed Name	Scott A. Bibaud
Title	Vice President, Human Resources
Date	June 4, 2014	Date	May 27, 2014

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